exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Research Solutions, Inc.

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to the registration of 500,000 shares of common stock of Research Solutions, Inc. of our report dated September 19, 2019, relating to the consolidated financial statements of Research Solutions, Inc. and Subsidiaries as of June 30, 2019 and 2018 which appear in Research Solutions, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the Securities and Exchange Commission on September 19, 2019.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

November 25, 2019